Telenav Reaches Agreement with Nokomis Capital
Richard Todaro Joins Board of Directors as Independent Director

SUNNYVALE, Calif., Sept. 24, 2015 – Telenav®, Inc. (NASDAQ:TNAV), a leader in location-based platform services, today announced that it reached an agreement with Nokomis Capital pursuant to which the Board appointed Richard L. Todaro to its Board of Directors.
“We are pleased to welcome Richard Todaro as a new independent director to the Telenav Board,” said HP Jin, chairman and CEO of Telenav. “Richard is a distinguished finance executive who will add valuable experience and perspective to the Board. We look forward to benefitting from his perspective as we continue to execute on our growth strategies and create value for shareholders.”
Mr. Todaro said, “I am pleased to be joining Telenav’s Board at an exciting time for the company, with its recent announcement of a strategic partnership with Toyota, now navigation solutions provider to three of the top-five global auto OEMs. I look forward to working with the rest of the Board and management team to continue to effectively position the company for the many opportunities in the auto market and enhance value for shareholders.”
Mr. Todaro will join the Board as a Class I director, with a term expiring at the 2016 Annual Meeting of Stockholders.
In connection with today’s announcement, Telenav has entered into an agreement with Nokomis Capital, L.L.C. (“Nokomis”), which owns approximately 9.1% of Telenav’s outstanding shares. Under the terms of the agreement, Telenav agreed to welcome Mr. Todaro to the Telenav Board and Nokomis has agreed to customary standstill and voting commitments. The complete agreement will be included as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.
About Richard L. Todaro
Mr. Todaro, CFA, has served as a director of B. Riley Financial, Inc. (NASDAQ:RILY), a diversified provider of financial and business advisory services, since July 2014, where he also serves as a member of its Audit Committee. Prior to that, until March 2014, Mr. Todaro spent 20 years at Kennedy Capital Management, Inc. (“KCM”), a provider of customized investment management services. While at KCM, Mr. Todaro held several positions including analyst, assistant director of research, assistant portfolio manager, portfolio manager, vice president and member of its board of directors. Mr. Todaro spent three years as a board member of the University of Missouri – St. Louis Finance Department, and he currently serves as an advisory board member for Gateway Greening, a non-profit dedicated to community development. Mr. Todaro also served in the Air National Guard as a staff sergeant from 1992 to 1998. Mr. Todaro received a BSBA in Finance from the University of Missouri – St. Louis and a Master of Finance degree from Saint Louis University. Mr. Todaro is a chartered financial analyst and has passed the Uniform Investment Advisor Law examination.
About Telenav
Telenav is a leading provider of location-based platform services. These services consist of our map and navigation platform and our advertising delivery platform. Our map and navigation platform allows Telenav to deliver enhanced location-based services to developers, auto manufacturers and end users through various distribution channels, including wireless carriers. Our advertising delivery platform delivers highly targeted advertising services leveraging our location expertise. Follow us on Twitter, on Facebook and on Google+.

Copyright 2015 Telenav, Inc. All Rights Reserved.

"Telenav," "Scout," and the Telenav and Scout logos are registered trademarks of Telenav, Inc. Unless otherwise noted, all other trademarks, service marks, and logos used in this press release are the trademarks, service marks or logos of their respective owners.

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408-990-1265
IR@telenav.com